Exhibit 99.1

Enterprise Products Partners L.P.

P.O. Box 4324
Houston, TX 77210

(713) 381-6500

Enterprise Reports 22% Increase in Net Income for Fourth Quarter 2006

and 43% Increase in Net Income for 2006

Houston, Texas (January 24, 2007) – Enterprise Products Partners L.P. “Enterprise,” (NYSE: “EPD”) today announced its financial results for the three months and full year ended December 31, 2006. The partnership reported a 22% increase in net income for the fourth quarter of 2006 to $133 million, or $0.25 per unit on a fully diluted basis, from $108 million, or $0.23 per unit, in the fourth quarter of 2005. Net income for the twelve months ended December 31, 2006 increased by 43% to a record $601 million, or $1.21 per unit, compared to $420 million, or $0.91 per unit, for the twelve months ended December 31, 2005.

Distributable cash flow generated in the fourth quarter of 2006 was $254 million, a 20% increase from $212 million in the fourth quarter of 2005. On January 16, 2007, Enterprise’s board of directors approved an increase in the partnership’s quarterly cash distribution to $0.4675 per unit with respect to the fourth quarter of 2006. This represents a 7% increase over the $0.4375 per unit rate paid with respect to the fourth quarter of 2005. Distributable cash flow for the fourth quarter of 2006 provided over 1.1 times coverage of the cash distribution to the limited partners. Distributable cash flow for the twelve months ended December 31, 2006 increased 9% to a record $992 million from $906 million for 2005. Distributable cash flow for 2006 provided 1.2 times coverage of the cash distributions paid to the limited partners with respect to 2006. Distributable cash flow is a non-generally accepted accounting principle (“non-GAAP”) financial measure that is defined and reconciled later in this press release to its most directly comparable GAAP financial measure, net cash provided by operating activities.

Financial highlights for the fourth quarter of 2006 included revenue of $3.4 billion compared to $3.8 billion in the fourth quarter of 2005. Enterprise’s revenues and operating costs and expenses can fluctuate significantly based on the level of natural gas and NGL prices without necessarily affecting operating income and gross operating margin. In the fourth quarter of 2006, both revenues and operating costs and expenses were lower due to the decrease in the price for natural gas and NGLs from the fourth quarter of 2005. Operating income for the fourth quarter of 2006 increased 16% to $206 million compared to $178 million for the fourth quarter of 2005. Gross operating margin increased 12% to $340 million for the fourth quarter of 2006 from $303 million for the same quarter in 2005. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the fourth quarter of 2006 increased 12% to $319 million from $284 million for the fourth quarter of 2005. Gross operating margin and EBITDA are non-GAAP financial measures that are defined and reconciled later in this press release to their most directly comparable GAAP financial measures.

Enterprise’s highlights for 2006 included record revenue of $14 billion compared to $12 billion in 2005. Operating income increased by 30% to a record $860 million in 2006 compared to $663 million in 2005. Gross operating margin increased by 20% to a record $1.4 billion in 2006 from $1.1 billion in 2005. EBITDA increased by 21% to a record $1.3 billion in 2006 from $1.1 billion in 2005. Operating income, gross operating margin and EBITDA for 2006 included approximately $64 million of recoveries under business interruption insurance.

“Enterprise reported a solid fourth quarter which culminated an outstanding performance by our partnership in 2006,” stated Robert G. Phillips, president and chief executive officer of Enterprise. “During the year, we transported over 1.8 million barrels per day of NGLs, crude oil and petrochemicals and over 7.5 trillion Btus per day of natural gas through our 34,000-mile network of pipelines. We generated nearly $1 billion of distributable cash flow, increased our distribution rate to partners by 7% and retained $112 million of distributable cash flow to reinvest in the growth of the partnership.”

“In 2006, our partnership was successful in continuing its integrated growth in the major producing and consuming regions for natural gas, NGLs and crude oil in the United States. We extended Enterprise’s value chain in two of the most prolific natural gas developments in the United States, the Piceance Basin and Jonah/Pinedale fields.

Five of our largest growth capital projects in the Rocky Mountain region are scheduled to be completed during the second half of 2007,” said Phillips.

“During 2006, we also made substantial progress on our largest growth project, the $600 million Independence Hub and Trail project. We completed the construction of the 134-mile Trail pipeline in the third quarter of 2006 and are substantially complete with the Hub platform. Next week, weather permitting, we expect the Hub platform will sail from its construction site in Corpus Christi, Texas to its location in Mississippi Canyon Block 920 of the eastern Gulf of Mexico and reach mechanical completion by mid-March. At that time, the Hub platform will begin to earn annual fixed demand fees of approximately $55 million, or $44 million to Enterprise’s ownership interest. Natural gas production into the Independence facilities is currently scheduled to begin in the second half of 2007. Once production commences, in addition to the demand fees, the platform and pipeline will also generate incremental gross operating margin, net to Enterprise’s interest, of approximately $17 million per year from volumetric fees for each 100 million cubic feet per day of average production. The facility has the capacity to handle up to one billion cubic feet per day of production,” continued Phillips.

“We also executed long-term contracts with large consumers of natural gas and polymer-grade propylene on the Texas gulf coast to support expansions of our energy infrastructure in Texas. We are completing interconnects on our Texas intrastate natural gas pipeline in the Houston area to begin supplying Centerpoint on April 1, 2007. Construction of our fourth polymer-grade propylene fractionator at Enterprise’s large Mont Belvieu complex is expected to be completed and operational in the third quarter of 2007,” stated Phillips.

“These are just some of the highlights for 2006. We continue to take steps to lever off of our large base of assets and further strengthen Enterprise’s standing as one of the leading providers of midstream energy services in North America. We believe as these new projects become operational and begin generating new streams of cash flow, Enterprise is positioned to provide our partners with consistent distribution growth which should increase the net worth of our partnership and their investment,” concluded Phillips.

Review of Segment Quarterly Performance

NGL Pipelines & Services – Each of the major businesses in this segment reported increases in gross operating margin with total gross operating margin for the segment increasing by 33%, or $51 million, to $203 million in the fourth quarter of 2006 from $152 million in the fourth quarter of 2005.

Gross operating margin from the natural gas liquids (“NGL”) pipelines and storage business was a record $90 million in the fourth quarter of 2006 which was a 47%, or $29 million, increase from $61 million earned in the fourth quarter of 2005. This increase was partially attributable to an $18 million increase in gross operating margin for the Mid-America and Seminole pipelines to $53 million for the fourth quarter of 2006 from $35 million in the fourth quarter of 2005. These pipelines benefited from increased volumes and lower fuel costs. The Mid-America and Seminole pipelines reported a 64,000 barrels per day (“BPD”) increase in NGL transportation volumes to 897,000 BPD for the fourth quarter of 2006 despite lower demand for propane in the fourth quarter of 2006 due to warmer than normal weather. Also contributing to the increase for this business was an $11 million improvement in the gross operating margin from the Dixie Pipeline which benefited from a settlement of claims for injections of contaminated propane into the Dixie system by third parties as well as lower pipeline integrity costs. Total NGL pipeline volumes for the partnership increased to 1.6 million BPD in the fourth quarter of 2006 compared to 1.5 million BPD in the same quarter last year.

Enterprise’s natural gas processing and related marketing business generated $91 million in gross operating margin in the fourth quarter of 2006, a 23%, or $17 million, increase from $74 million of gross operating margin reported in the fourth quarter of 2005. Strong demand for NGLs, a favorable processing environment and higher levels of offshore natural gas production available for processing led to increased equity NGL production and fee-based processing volumes for the fourth quarter of 2006 relative to the same quarter of 2005. Equity NGL production, which are NGLs that Enterprise earns and to which it takes title as a result of providing processing services, for the fourth quarter of 2006 increased by 64%, or 25,000 BPD, to 64,000 BPD while fee-based processing volumes for the fourth quarter of 2006 increased by 39%, or 620 million cubic feet per day to 2.2 billion cubic feet per day. Higher gross operating margin from the partnership’s Louisiana, Texas and Wyoming natural gas processing facilities during the fourth quarter of 2006 more than offset decreases from the Chaco processing plant and NGL marketing, which was also adversely impacted by lower demand for propane during the fourth quarter of 2006 due to warmer than normal weather.

Gross operating margin from the NGL fractionation business increased 30% to $22 million in the fourth quarter of 2006 from $17 million in the fourth quarter of 2005. Volumes at Enterprise’s Louisiana fractionators improved significantly and resulted in a $12 million increase in gross operating margin for the fourth quarter of 2006 compared to the same quarter in 2005. Louisiana fractionation volumes increased to 107,000 BPD in the fourth quarter of 2006 from 30,000 BPD in the fourth quarter of 2005 when NGL production in the region was adversely impacted by the lingering effects of Hurricanes Katrina and Rita. Total NGL fractionation volumes for the fourth quarter of 2006 were 344,000 BPD versus 236,000 BPD for the fourth quarter of 2005.

Onshore Natural Gas Pipelines & Services – Enterprise’s onshore natural gas pipeline and storage business earned gross operating margin of $72 million in the fourth quarter of 2006 compared to $95 million in the fourth quarter of 2005. Natural gas transportation volumes for both the fourth quarter of 2006 and the fourth of 2005 were 5.9 trillion British thermal units per day (“TBtud”).

Most of the decrease in this segment was attributable to lower revenues from certain contracts for the San Juan natural gas gathering system in which fees are based on the San Juan natural gas price index. The San Juan natural gas price index was significantly higher in the fourth quarter of 2005 than the fourth quarter of 2006. Gross operating margin from the San Juan system decreased to $26 million for the fourth quarter of 2006 from $56 million in the fourth quarter of 2005. Volumes on the San Juan system were stable at 1.2 TBtud for both the fourth quarters of 2006 and 2005. Enterprise’s Texas intrastate system partially offset this decrease by reporting a $9 million increase in gross operating margin for the fourth quarter of 2006 to $29 million from $20 million for the fourth quarter of 2005. This improvement was attributable to a decrease in expenses and higher transportation fees. Volumes on the Texas intrastate pipeline were 3.2 TBtud for the fourth quarter of 2006 versus 3.5 TBtud for the same quarter in 2005.

Offshore Pipelines & Services – Gross operating margin for the offshore pipelines and services segment was $27 million in the fourth quarter of 2006 compared to $15 million in the fourth quarter of 2005. In general, this segment experienced lower volumes and higher operating expenses during the fourth quarter of 2005 as a result of the negative effects of Hurricanes Katrina and Rita.

Gross operating margin from offshore oil pipelines increased to $7 million in the fourth quarter of 2006 from $3 million in the fourth quarter of 2005. The increase was primarily due to earnings from the Constitution oil pipeline that was completed and began commercial operations in the first quarter of 2006 and increases in volumes on the Marco Polo and Poseidon oil pipelines. Total offshore oil transportation volumes were 164,000 BPD in the fourth quarter of 2006 compared to 109,000 BPD in the same quarter of 2005.

Gross operating margin from offshore natural gas pipelines was $9 million in the fourth quarter of 2006, which included $1 million of recoveries under business interruption insurance, compared to $5 million in the fourth quarter of 2005. The Constitution natural gas pipeline, which was completed in the first quarter of 2006, provided $2 million of this increase. Offshore natural gas transportation volumes were 1.5 TBtud for both the fourth quarters of 2006 and 2005.

The offshore platform services business generated gross operating margin of $11 million during the fourth quarter of 2006 compared to $8 million during the fourth quarter of 2005. This increase was largely attributable to a 16,000 BPD increase in crude oil volumes processed on the platforms compared to the fourth quarter of 2005 with the Marco Polo platform accounting for most of this improvement.

Petrochemical Services – Gross operating margin for this segment was $37 million for the fourth quarter of 2006 compared to $41 million in the fourth quarter of 2005.

Gross operating margin from the partnership’s propylene fractionation and petrochemical pipeline business was $12 million for the fourth quarter of 2006 versus the record $21 million generated by this business in the fourth quarter of 2005 when strong industry demand to rebuild depleted inventories following Hurricanes Katrina and Rita led to higher sales margins for polymer-grade propylene. Propylene fractionation volumes were 60,000 BPD for the fourth quarter of 2006 compared to 54,000 BPD in the fourth quarter of 2005. Petrochemical pipeline transportation volumes increased by 49,000 BPD to 109,000 BPD in the fourth quarter of this year compared to the fourth quarter of 2005. This volume increase was largely due to the 35,000 BPD transported on the Texas City refinery-grade propylene pipeline system which was completed and placed into service during the first quarter of 2006.

Gross operating margin for the partnership’s butane isomerization business increased to $16 million for the fourth quarter of 2006, primarily due to lower fuel costs, from $15 million for the same quarter in 2005. Butane isomerization production decreased slightly to 74,000 BPD for the fourth quarter of 2006 from 77,000 BPD in the fourth quarter of 2005.

The partnership’s octane enhancement business generated gross operating margin of $9 million for the fourth quarter of 2006 compared to $4 million for the fourth quarter of 2005. Total octane enhancement production increased to 11,000 BPD for the fourth quarter of 2006 from 7,000 BPD in the same quarter of 2005.

Capitalization – Total debt outstanding at December 31, 2006 was approximately $5.3 billion, including $550 million of junior subordinated notes to which the nationally recognized debt rating agencies ascribe, on average, approximately 58% equity credit. At the end of 2006, Enterprise had total liquidity of approximately $812 million, which includes availability under the partnership’s $1.25 billion credit facility and unrestricted cash.

Enterprise’s net capital spending, including cash and equity issued for acquisitions and investments in unconsolidated affiliates, in the fourth quarter of 2006 was $439 million, which also includes $24 million of sustaining capital expenditures. Enterprise’s net capital spending in 2006, including cash and equity issued for acquisitions and investments in unconsolidated affiliates, was $1.8 billion, which also includes $119 million of sustaining capital expenditures and $181 million of equity issued in association with our acquisition of assets from Cerrito Gathering Company, Ltd.

Today, Enterprise will host a conference call to discuss fourth quarter earnings. The call will be broadcast live over the Internet at 9:00 a.m. Central Time and may be accessed by visiting the company’s website at www.epplp.com.

Use of Non-GAAP Financial Measures

This press release and the accompanying schedules include non-GAAP financial measures of gross operating margin, EBITDA and distributable cash flow. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, cash flow from operating activities or any other GAAP measure of liquidity or financial performance.

Gross operating margin – We evaluate segment performance based on the non-GAAP financial measure of gross operating margin. Gross operating margin (either in total or by individual segment) is an important performance measure of the core profitability of our operations. This measure forms the basis of our internal financial reporting and is used by senior management in deciding how to allocate capital resources among business segments. We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results. The GAAP measure most directly comparable to total segment gross operating margin is operating income.

We define total segment gross operating margin as operating income before: (1) depreciation, amortization and accretion expense; (2) operating lease expenses for which we do not have the payment obligation; (3) gains and losses on the sale of assets; and (4) general and administrative expenses. Gross operating margin is exclusive of other income and expense transactions, provision for income taxes, minority interest, cumulative effect of changes in accounting principles and extraordinary charges. Gross operating margin by segment is calculated by subtracting segment operating costs and expenses (net of the adjustments noted above) from segment revenues, with both segment totals before the elimination of intercompany transactions. In accordance with GAAP, intercompany accounts and transactions are eliminated in consolidation. Our non-GAAP financial measure of total segment gross operating margin should not be considered as an alternative to GAAP operating income.

We include earnings from equity method unconsolidated affiliates in our measurement of segment gross operating margin. Our equity investments with industry partners are a vital component of our business strategy. They are a means by which we conduct our operations to align our interests with those of our customers, which may be a supplier of raw materials or a consumer of finished products. This method of operation also enables us to achieve favorable economies of scale relative to the level of investment and business risk assumed versus what we could accomplish on a stand-alone basis. Many of these businesses perform supporting or complementary roles to our other business operations. As circumstances dictate, we may increase our ownership interest in equity investments, which could result in their subsequent consolidation into our operations.

EBITDA – We define EBITDA as net income or loss plus interest expense, provision for income taxes and depreciation, amortization and accretion expense. EBITDA is commonly used as a supplemental financial measure by management and by external users of financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess: (1) the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; (2) the ability of our assets to generate cash sufficient to pay interest cost and support our indebtedness; (3) our operating performance and return on capital as compared to those of other companies in the midstream energy industry, without regard to financing and capital structure; and (4) the viability of projects and the overall rates of return on alternative investment opportunities. Because EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies. The GAAP measure most directly comparable to EBITDA is net cash provided by operating activities.

Distributable cash flow – We define distributable cash flow as net income or loss plus: (1) depreciation, amortization and accretion expense; (2) operating lease expenses for which we do not have the payment obligation; (3) cash distributions received from unconsolidated affiliates less equity in the earnings of such unconsolidated affiliates; (4) the subtraction of sustaining capital expenditures; (5) the addition of losses or subtraction of gains relating to the sale of assets; (6) cash proceeds from the sale of assets or return of investment from unconsolidated affiliates; (7) gains or losses on monetization of financial instruments recorded in accumulated other comprehensive income less related amortization of such amount to earnings; (8) transition support payments received from El Paso Corporation related to the GulfTerra merger; and (9) the addition of losses or subtraction of gains relating to other miscellaneous non-cash amounts affecting net income for the period. Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets. Distributable cash flow is a significant liquidity metric used by our senior management to compare basic cash flows generated by us to the cash distributions we expect to pay our partners. Using this metric, our management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions.

Distributable cash flow is also an important non-GAAP financial measure for our limited partners since it serves as an indicator of our success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions. Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly-traded partnerships because the value of a partnership unit is in part measured by its yield (which in turn is based on the amount of cash distributions a partnership can pay to a unitholder). The GAAP measure most directly comparable to distributable cash flow is net cash provided by operating activities.

Company Information and Use of Forward Looking Statements

Enterprise Products Partners L.P. is one of the largest publicly traded energy partnerships with an enterprise value of over $18 billion, and is a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil and petrochemicals. Enterprise transports natural gas, NGLs, crude oil and certain petrochemicals through more than 34,000 miles of onshore and offshore pipelines. Services include natural gas transportation, gathering, processing and storage; NGL fractionation (or separation), transportation, storage, and import and export terminaling; crude oil transportation, offshore production platform services and petrochemical pipeline and services. For more information, visit Enterprise on the web at www.epplp.com. Enterprise Products Partners L.P. is managed by its general partner, Enterprise Products GP, LLC, which is wholly owned by Enterprise GP Holdings L.P. (NYSE: “EPE”). For more information on Enterprise GP Holdings L.P., visit its website at www.enterprisegp.com.

This press release contains various forward-looking statements and information that are based on Enterprise’s beliefs and those of its general partner, as well as assumptions made by and information currently available to Enterprise. When used in this press release, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding the plans and objectives of Enterprise for future operations, are intended to identify forward-looking statements. Although Enterprise and its general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither Enterprise nor its general partner can give assurances that such expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, Enterprise’s actual results may vary materially from those Enterprise anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on Enterprise’s results of operations and financial condition are:

•	fluctuations in oil, natural gas and NGL prices and production due to weather and other natural and economic forces;
•	the effects of our debt level on its future financial and operating flexibility;
•	a reduction in demand for our products by the petrochemical, refining or heating industries;
•	a decline in the volumes of NGLs delivered by our facilities;
•	the failure of its credit risk management efforts to adequately protect us against customer non-payment;
•	terrorist attacks aimed at our facilities; and,
•	the failure to successfully integrate our operations with any companies that we may acquire in the future, if any.

Enterprise has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:	Randy Burkhalter, Investor Relations, (713) 381-6812, www.epplp.com

Rick Rainey, Media Relations, (713) 381-3635

###

Enterprise Products Partners L.P.				Exhibit A
Condensed Statements of Consolidated Operations - UNAUDITED
For the Three and Twelve Months Ended December 31, 2006 and 2005
($ in 000s, except per unit amounts)
	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2006	2005	2006	2005
Revenue	$ 3,350,517	$ 3,780,378	$ 13,990,969	$ 12,256,959
Costs and expenses:
Operating costs and expenses	3,133,860	3,587,103	13,089,091	11,546,225
General and administrative costs	17,593	15,611	63,391	62,266
Total costs and expenses	3,151,453	3,602,714	13,152,482	11,608,491
Equity in income of unconsolidated affiliates	7,259	(15)	21,565	14,548
Operating income	206,323	177,649	860,052	663,016
Other income (expense):
Interest expense	(60,820)	(59,852)	(238,023)	(230,549)
Other, net	558	1,813	8,056	5,371
Total other expense	(60,262)	(58,039)	(229,967)	(225,178)
Income before provision for taxes, cumulative effect
of changes in accounting principle and minority interest	146,061	119,610	630,085	437,838
Provision for taxes	(8,874)	(4,404)	(21,323)	(8,362)
Income before minority interest and changes
in accounting principle	137,187	115,206	608,762	429,476
Minority interest	(4,403)	(2,574)	(9,079)	(5,760)
Income before changes in accounting principle	132,784	112,632	599,683	423,716
Cumulative effect of changes in accounting principle	(3)	(4,208)	1,472	(4,208)
Net income	$ 132,781	$ 108,424	$ 601,155	$ 419,508

Allocation of net income to:
Limited partners	$ 106,397	$ 88,623	$ 504,156	$ 348,512
General partner	$ 26,384	$ 19,801	$ 96,999	$ 70,996
Per unit data (fully diluted):
Net income per unit	$ 0.25	$ 0.23	$ 1.21	$ 0.91
Average LP units outstanding (in 000s)	432,596	387,160	414,759	382,963
Other financial data:
Net cash provided by operating activities	$ 146,922	$ 287,075	$ 1,132,946	$ 631,708
Net cash used in investing activities	$ 429,927	$ 248,531	$ 1,647,165	$ 1,130,395
Net cash provided by (used in) financing activities	$ 188,456	$ (29,134)	$ 494,972	$ 516,229
Distributable cash flow	$ 254,404	$ 211,675	$ 992,117	$ 906,079
EBITDA	$ 319,255	$ 284,240	$ 1,307,943	$ 1,079,044
Depreciation, amortization and accretion	$ 116,905	$ 111,828	$ 448,208	$ 420,777
Distributions received from unconsolidated affiliates	$ 15,947	$ 8,670	$ 43,032	$ 56,058
Total debt principal outstanding at end of period	$ 5,329,068	$ 4,866,068	$ 5,329,068	$ 4,866,068

Capital spending:
Capital expenditures, net of contributions in aid of
construction costs, for property, plant and equipment	$ 269,496	$ 229,904	$ 1,246,167	$ 817,449
Cash used for business combinations,
net of cash received	131,527	1,522	276,500	326,602
Value of equity issued to effect of business combinations	--	--	181,112	--
Investments in unconsolidated affiliates	37,954	6,509	138,266	87,342
Total	$ 438,977	$ 237,935	$ 1,842,045	$ 1,231,393

Enterprise Products Partners L.P.				Exhibit B
Condensed Operating Data - UNAUDITED
For the Three and Twelve Months Ended December 31, 2006 and 2005
($ in 000s)
	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2006	2005	2006	2005
Gross operating margin by segment:
NGL Pipelines & Services	$ 203,147	$ 152,314	$ 752,548	$ 579,706
Onshore Natural Gas Pipelines & Services	72,456	95,302	333,399	353,076
Offshore Pipelines & Services	27,276	15,325	103,407	77,505
Petrochemical Services	36,682	40,501	173,095	126,060
Total non-GAAP gross operating margin	$ 339,561	$ 303,442	$ 1,362,449	$ 1,136,347
Adjustments to reconcile non-GAAP gross operating
margin to GAAP operating income:
Depreciation, amortization and accretion in operating
costs and expenses	(115,076)	(109,400)	(440,256)	(413,441)
Operating lease expense paid by EPCO in operating
costs and expenses	(527)	(528)	(2,109)	(2,112)
Gain (loss) on sale of assets in operating costs and expenses	(42)	(254)	3,359	4,488
General and administrative costs	(17,593)	(15,611)	(63,391)	(62,266)
Operating income per GAAP	$ 206,323	$ 177,649	$ 860,052	$ 663,016

Selected operating data:
NGL Pipelines & Services, net:
NGL transportation volumes (MBPD)	1,572	1,521	1,577	1,478
NGL fractionation volumes (MBPD)	344	236	312	292
Equity NGL production (MBPD) (1)	64	39	63	68
Fee-based natural gas processing (MMcf/d)	2,206	1,587	2,218	1,767
Onshore Natural Gas Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	5,865	5,908	6,012	5,916
Offshore Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	1,507	1,496	1,520	1,780
Crude oil transportation volumes (MBPD)	164	109	153	127
Platform gas processing (Mcf/d)	163	154	159	252
Platform oil processing (MBPD)	22	6	15	7
Petrochemical Services, net:
Butane isomerization volumes (MBPD)	74	77	81	81
Propylene fractionation volumes (MBPD)	60	54	56	55
Octane additive production volumes (MBPD)	11	7	9	6
Petrochemical transportation volumes (MBPD)	109	60	97	64
Total, net:
NGL, crude oil and petrochemical transportation volumes (MBPD)	1,845	1,690	1,827	1,669
Natural gas transportation volumes (BBtus/d)	7,372	7,404	7,532	7,696
Equivalent transportation volumes (MBPD) (2)	3,785	3,638	3,809	3,694

(1)	Volumes for 2005 were revised to incorporate refined asset-level definitions of equity NGL production volumes.
(2)	Reflects equivalent energy volumes where 3.8 MMBtus of natural gas are equivalent to one barrel of NGLs.

Enterprise Products Partners L.P.				Exhibit C
Reconciliation of Unaudited GAAP Financial Measures to Our Non-GAAP Financial Measures
Distributable Cash Flow
For the Three and Twelve Months Ended December 31, 2006 and 2005
($ in 000s)
	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2006	2005	2006	2005
Reconciliation of non-GAAP "Distributable cash flow" to GAAP "Net income" and GAAP "Net cash provided by operating activities"
Net income	$ 132,781	$ 108,424	$ 601,155	$ 419,508
Adjustments to derive Distributable Cash Flow:
(add or subtract as indicated by sign of number):
Amortization in interest expense	125	268	766	152
Depreciation, amortization and accretion in costs and expenses	116,780	111,560	447,442	420,625
Operating lease expense paid by EPCO	527	528	2,109	2,112
Deferred income tax expense	8,873	2,767	21,251	8,594
Amortization of net gain from forward-starting interest rate swaps	(955)	(915)	(3,760)	(3,602)
Provision for non-cash asset impairment charge	88	--	88	--
Cumulative effect of changes in accounting principle	3	4,208	(1,472)	4,208
Equity in (income) loss of unconsolidated affiliates	(7,259)	15	(21,565)	(14,548)
Distributions received from unconsolidated affiliates	15,947	8,670	43,032	56,058
Loss (gain) on sale of assets	42	254	(3,359)	(4,488)
Proceeds from sale of assets	8,597	1,526	11,640	44,746
Sustaining capital expenditures	(24,135)	(29,380)	(119,409)	(92,158)
Changes in fair market value of financial instruments	(10)	--	(51)	122
Return of investment from Cameron Highway Oil Pipeline System
related to refinancing of its project debt	--	--	--	47,500
El Paso transition support payments	3,000	3,750	14,250	17,250
Distributable Cash Flow	254,404	211,675	992,117	906,079
Adjustments to Distributable cash flow to derive Net cash provided by operating activities (add or subtract as indicated by sign of number):
Amortization of net gain from forward-starting interest rate swaps	955	915	3,760	3,602
Proceeds from sale of assets	(8,597)	(1,526)	(11,640)	(44,746)
Sustaining capital expenditures	24,135	29,380	119,409	92,158
Return of investment from Cameron Highway Oil Pipeline System
related to refinancing of its project debt	--	--	--	(47,500)
El Paso transition support payments	(3,000)	(3,750)	(14,250)	(17,250)
Minority interest in total	4,403	2,574	9,079	5,760
Net effect of changes in operating accounts	(125,378)	47,807	34,471	(266,395)
Net cash provided by operating activities	$ 146,922	$ 287,075	$ 1,132,946	$ 631,708

Enterprise Products Partners L.P.				Exhibit D
Reconciliation of Unaudited GAAP Financial Measures to Our Non-GAAP Financial Measures
EBITDA
For the Three and Twelve Months Ended December 31, 2006 and 2005
($ in 000s)
	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2006	2005	2006	2005
Reconciliation of Non-GAAP "EBITDA" to GAAP "Net income" and
GAAP "Net cash provided by operating activities"
Net income	$ 132,781	$ 108,424	$ 601,155	$ 419,508
Additions to net income to derive EBITDA:
Interest expense (including related amortization)	60,820	59,852	238,023	230,549
Provision for taxes	8,874	4,404	21,323	8,362
Depreciation, amortization and accretion in costs and expenses	116,780	111,560	447,442	420,625
EBITDA	319,255	284,240	1,307,943	1,079,044
Adjustments to EBITDA to derive net cash provided by operating
Activities (add or subtract as indicated by sign of number):
Interest expense	(60,820)	(59,852)	(238,023)	(230,549)
Provision for income taxes	(8,874)	(4,404)	(21,323)	(8,362)
Cumulative effect of changes in accounting principle	3	4,208	(1,472)	4,208
Equity in (income) loss of unconsolidated affiliates	(7,259)	15	(21,565)	(14,548)
Amortization in interest expense	125	268	766	152
Deferred income tax expense	8,873	2,767	21,251	8,594
Provision for non-cash asset impairment charge	88	--	88	--
Distributions received from unconsolidated affiliates	15,947	8,670	43,032	56,058
Operating lease expense paid by EPCO	527	528	2,109	2,112
Minority interest	4,403	2,574	9,079	5,760
Loss (gain) on sale of assets	42	254	(3,359)	(4,488)
Changes in fair market value of financial instruments	(10)	--	(51)	122
Net effect of changes in operating accounts	(125,378)	47,807	34,471	(266,395)
Net cash provided by operating activities	$ 146,922	$ 287,075	$ 1,132,946	$ 631,708